 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated April 15, 2019 on the balance sheets of CannAssist International Corp. (formerly Iris Grove Acquisition Corp) as of December 31, 2018 and 2017 and the related statements of operations, members’ equity (deficit) and cash flows for the years then ended and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ BF Borgers CPA PC

BF Borgers CPA PC
Lakewood, CO
April 22, 2019